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                                                            Exhibit 11

          UAL Corporation and Subsidiary Companies

     Calculation of Fully Diluted Net Earnings Per Share
               (In Millions, Except Per Share)

                                         Year Ended December 31
                                      1996        1995       1994(1)
                                      ----        ----       ----
Earnings or loss:
  Earnings before extraordinary
    item and cumulative effect
    of accounting changes            $ 492       $ 349      $  15
  Interest on convertible
    debentures, net of tax               3          23          -
                                      ----        ----       ----
  Earnings before extraordinary
    item and cumulative effect
    of accounting changes for
    fully diluted calculation          495         372         15
  Extraordinary loss on
    early extinguishment
    of debt, net of tax                (67)        (29)         -
  Cumulative effect of accounting
    changes, net of tax                  -           -        (26)
                                      ----        ----       ----
  Net earnings (loss) for
    fully diluted calculation        $ 428       $ 343      $ (11)
                                      ====        ====       ====

Shares:
  Average number of shares of
    common stock outstanding
    during the year                   56.1        49.6       75.2
  Average number of shares
    of ESOP preferred stock
    outstanding during the year       24.0        11.9        1.2
  Additional shares assumed
    issued at the beginning of
    the year for conversion of
    convertible debentures             2.1         7.9          -
  Additional shares assumed
    issued at the beginning of
    the year (or at the date of
    issuance) for exercises of
    dilutive stock options and
    stock award plans (after
    deducting shares assumed
    purchased under the
    treasury stock method)             2.8         2.3        1.2
                                      ----        ----       ----
  Average number of shares for
    fully diluted calculation         85.0        71.7       77.6
                                      ====        ====       ====

Fully diluted per share amounts:
  Earnings before extraordinary
    item and cumulative effect of
    accounting changes              $ 5.82      $ 5.18     $ 0.19
  Extraordinary loss on early
    extinguishment of debt           (0.78)      (0.40)        -
  Cumulative effect of
    accounting changes                  -           -       (0.34)
                                     -----       -----      -----
  Net earnings (loss)               $ 5.04      $ 4.78     $(0.15)
                                     =====       =====      =====



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(1)  This calculation is submitted in accordance with Regulation S-K item 601(b)(11), although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.

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